                                                                     Exhibit 99

                    WINTHROP PARTNERS 81 LIMITED PARTNERSHIP
                           FORM 10-QSB JUNE 30, 1997

Supplementary Information Required Pursuant to Section 9.4 of the Partnership Agreement

      1. Statement of Cash Available for Distribution for the three months ended June 30, 1997:

           Net income                                              $    6,000
           Add:     Depreciation charged to income not
                    affecting cash available for
                    distribution                                       12,000
                    Minimum lease payments received, net of
                    interest income earned, on leases
                    accounted for under the financing method           10,000

           Less:    Other noncash item                                 (7,000)
                    Cash to reserves                                  (21,000)
                                                                   ----------
                    Cash Available for Distribution                $        0
                                                                   ==========

      2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended June 30, 1997:

         Entity Receiving                                  Form of
           Compensation                                  Compensation                             Amount
       -------------------------          -------------------------------------------           ----------
       Winthrop

       Management                         Property Management Fees                               $  1,000

       WFC Realty Co., Inc.

       (Initial Limited Partner)          Interest in Cash Available for Distribution            $   -

                                    12 of 12